Exhibit 99.1

Constellation Energy Retail Shareholder Q&A

Q. What is the proposed transaction?

A. The proposed transaction is the acquisition of Constellation Energy by MidAmerican Energy Holdings Company. Constellation Energy will become a wholly-owned subsidiary of MidAmerican.

Q. What will I receive in the transaction?

A. Upon completion of the transaction, you will have the right to receive $26.50 per share in cash for each share of Constellation Energy common stock you own immediately prior to the effective time of the acquisition. For example, if you own 100 shares of Constellation Energy common stock, you will have the right to receive $2,650 in cash in exchange for your Constellation Energy common stock. Depending upon your cost basis, capital gains taxes may apply. You will not own any shares or other interest in the surviving corporation.

Q. What kind of company is MidAmerican Energy Holdings Company?

A. MidAmerican Energy Holdings Company, based in Des Moines, Iowa, is a global provider of energy services. Through its energy-related business platforms, MidAmerican provides electric and natural gas service to more than 6.9 million customers worldwide. These business platforms are Pacific Power, Rocky Mountain Power and PacifiCorp Energy, which comprise PacifiCorp; MidAmerican Energy Company; CE Electric UK; Northern Natural Gas Company; Kern River Gas Transmission Company; and CalEnergy. Information about MidAmerican is available at www.midamerican.com.

Q. Can I keep my Constellation Energy shares?

A. No. Upon the closing of the transaction with MidAmerican, Constellation Energy no longer will be a public company and will not have publicly traded common stock.

Q. When do you expect the merger to be completed?

A. We intend to complete the merger as soon as reasonably practicable. We are working to complete the merger in the second quarter of 2009. We cannot consummate the merger until Constellation Energy shareholders approve the merger and the other conditions set forth in the merger agreement, including the receipt of certain regulatory approvals, are satisfied or waived.

Q. Will Constellation Energy Group be a public company until the merger is completed?

A. Yes, until the completion of the transaction, Constellation Energy will remain a public company and will continue to be traded on the New York Stock Exchange under the ticker symbol CEG.

Q. Will Constellation Energy and Baltimore Gas and Electric Company continue to be headquartered in Baltimore?

A. Yes. MidAmerican has committed to maintain the headquarters of both Constellation Energy and BGE in Baltimore.

Q. What do I need to do now?

A. After carefully reading and considering the information in the proxy statement that will be mailed to you in the coming weeks, please submit your proxy (vote) by telephone or via the Internet in accordance with the instructions set forth in the proxy card, or fill out, sign and date the proxy card and mail your signed proxy card in the enclosed prepaid envelope so that your shares may be voted at the special meeting. By use of a proxy, you can vote whether or not you attend the special meeting. The proxy statement will describe the matters on which we would like you to vote and provides information on those matters so you can make an informed decision.

Q. Has the proxy statement been filed?

A. A preliminary proxy statement is available at www.constellation.com and www.constellationmidamerican.com. Once the Securities and Exchange Commission has cleared the mailing of the proxy statement, you will be mailed a copy of the final proxy statement.

Q. When will shareholders vote on the merger?

A. A date has not been set for the shareholder vote.

Q. Should I send in my stock certificates now?

A. No. Shortly after the transaction is completed, you will receive a letter of transmittal with instructions on how to send in your stock certificates representing shares of Constellation Energy common stock to the paying agent in order to receive the merger consideration. If your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions on how to effect the surrender of your “street name” shares in exchange for the merger consideration. At that time, you should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. Do not send any stock certificates with your proxy.

Q. What if I want to sell my shares now?

A. Until the completion of the transaction, Constellation Energy will remain a public company and will continue to be traded on the New York Stock Exchange under the ticker symbol CEG. If you would like to sell your shares and you do not plan to sell them yourself, contact a broker of your choice.

Q. Why was the dividend reinvestment plan terminated?

A. As a result of the pending transaction, we terminated the dividend reinvestment plan. If you previously had your dividends reinvested in the plan, any dividends paid in the future will be paid to you in cash.

Q. Will I continue to receive the quarterly dividend?

A. On Oct. 17, 2008, Constellation Energy’s board of directors declared a quarterly dividend of 47.75 cents per share on the company’s common stock, equivalent to $1.91 per share annually. The dividend is payable Jan. 2, 2009, to shareholders of record at the close of business on Dec. 10, 2008. The Board approves and declares common dividends on a quarterly basis.

Q. Why did I get a check for the sale of fractional shares?

A. As part of the termination of the dividend reinvestment plan and in preparation for the shareholder vote, Constellation Energy needs to arrive at a round number of shares. For example, if you reinvested your dividends and were able to accumulate 100.65 shares, your shares were rounded down to100, and you were paid in cash and mailed a check for the remaining 0.65 shares. You did not have to pay any fees to have this done; Constellation Energy paid any associated fees for you.

Q. What is the expected treatment of the existing 8.625% Series A Junior Subordinated Debentures and the 6.2% BGE Capital Trust Preferred?

A. Treatment has not been determined at this time, but will be consistent with the terms of those securities.

Q. Can Constellation Energy provide my cost basis for tax purposes?

A. Constellation Energy does not maintain records that show a shareholder’s cost basis in Constellation Energy common stock. If you hold your stock certificate, please contact American Stock Transfer & Trust Company at 800-258-0499, or if you hold your shares through a brokerage firm, please contact the broker for your records.

Q. What can American Stock Transfer & Trust Company help me with?

A. If you need assistance with lost or stolen stock certificates, dividend payments, name changes, address changes, stock transfers, stock re-registrations, the Shareholder Investment Plan or other shareholder related matters, you may contact:

American Stock Transfer & Trust Company
Attn: Shareholder Services
59 Maiden Lane
New York, NY 10038

Telephone and IVR service: 800-258-0499
Calls are answered Monday through Thursday from 8 a.m. to 7 p.m., and Friday from 8 a.m. to 5 p.m., Eastern Time. The IVR system is available 24 hours a day, 7 days a week. Web site: www.amstock.com

Q. How will I be kept informed of changes and updates?

A. You will receive the proxy statement by mail in the coming weeks. We also will post press releases and regulatory filings on our Web site at www.constellation.com, as well as a new Web site devoted solely to the merger, which can be located at www.constellationmidamerican.com. You can sign up to receive automatic e-mail updates at both of these sites.

If you have questions on these or other related issues, please call Constellation Energy Investor Relations at 410-470-6440.